Exhibit 10.54

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of January 9, 2002 (“Contract Date”) between MEDIA ARTS GROUP, INC., a Delaware corporation (the “Company”) and Ron D. Ford (“Executive”).

WHEREAS, the Company hired Executive on January 14, 2002 to serve as an employee and officer of the Company;

WHEREAS, the Company desires to continue to employ Executive as an employee and officer of the Company and Executive desires to serve as an employee and officer of the Company on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the parties hereby agree as follows:

1.             Employment and Term.

The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.  The parties agree that the term of employment of Executive by the Company pursuant to this Agreement is three years (the “Contract Term”), which term commenced on January 14, 2002 (“Start Date”) and shall end on January 14, 2005 unless earlier terminated or extended as expressly provided herein (the final date of Executive’s employment, under any circumstances, shall be referred to herein as the “Completion Date”; the actual period of Executive’s employment from Start Date until Completion Date shall be referred to herein as “Employment Period”).

2.             Position and Duties.

The Company shall employ Executive during the Employment Period as Chief Executive Officer and President; provided, however, that Executive may have such other titles in addition to or in lieu thereof as the Company and Executive may mutually agree.  Executive shall report to the Board of Directors of the Company.  During the Employment Period, Executive shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder.  Executive shall perform his duties at the Company offices in Morgan Hill, California.  During the Employment Period, Executive shall devote his full business time, attention and effort to the affairs of the Company and its subsidiaries; provided, however, that Executive may engage in charitable, civic or community activities to the extent that such activities do not materially interfere with his duties hereunder, and Executive may serve as a director of any other corporation or other entity only with the consent of the Board of Directors and on the condition that the Executive does not devote a material amount of time to such service or participate in the management or operation of such entity.  Executive agrees to comply with the provisions of the Company’s employee handbook, as it may be revised from time to time during the Employment Period; provided, however, that if there is a conflict between the terms of the handbook and this Agreement, this Agreement will control.  If any provision of the handbook is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of this Agreement. Company will nominate Executive to be a member of the Board of Directors.

3.             Compensation and Benefits.

3.1           Base Salary.  During the Employment Period, the Company shall pay to Executive a base salary at the rate of $500,000 per annum (the “Base Salary”) and increase to $550,000 on the first anniversary of employment and $600,000 on the second anniversary of employment.  Executive’s Base Salary may be increased at the sole discretion of the Board, upon recommendation from the Compensation Committee.  Executive’s Base Salary shall be paid to him according to the regular payroll schedule utilized by the Company with respect to salary payment of the other executives of the Company. The Company shall deduct from all amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with Executive’s W-4 on file with the Company, as well as any other authorized deductions.  In the event Executive receives any benefits under the Company’s long term disability plan or policy during the Employment Period, any Base Salary accrued during the Employment Period shall be reduced by the amount of the benefits received.

3.2           Bonus Plan.  Executive will be eligible for bonus potential of up to 100% of Base Salary per year under the Company’s Executive Management Bonus Program, contingent upon achievement of set performance goals to be established and agreed to by Executive and Board at a later date (see attached example). Executive will be eligible for an additional bonus potential of up to 50% of Base Salary per year contingent upon meeting performance goals set by the Board of Directors. Such additional bonus will be paid in the form of a grant of stock.  The number of shares shall be equal to the dollar value of the additional bonus divided by the market price of the stock on the date of grant.

3.3           Participation in the Stock Option Plan.  The Company will grant Executive options on January 24, 2002, to purchase a total of 525,000 shares of Media Arts Group, Inc. common stock under the Company’s 1998 Stock Incentive Plan (the “Stock Option Plan”) at an exercise price equal to the fair market value of the shares on the date of grant. Such options shall vest at the rate of 175,000 upon hire, 175,000 on the first anniversary and 175,000 on the second anniversary dates of employment and any unvested options shall immediately vest and be exercisable upon a change of control of the Company (as defined in the Stock Option Plan) or a termination of Executive’s employment.

Such options shall be treated as “incentive stock options” under section 422 of the Internal Revenue Code to the maximum extent permitted under the applicable limitations, and shall also have an exercise price equal to no more than 100% of the fair market value of the shares on the date of option grant and a term of at least ten years.  Such options may be exercised after the termination of Executive’s employment (to the extent such options were exercisable on such date after giving effect to any acceleration of exercisability by reason of termination of employment) at any time or from time to time during the two-year period commencing on the date of termination of employment (but not after expiration of the applicable option term) if the termination of employment was for any reason other than a termination by the Company for Cause. If the termination was by the Company for Cause, the options may be exercised at any time or from time to time during the ninety day period commencing on the date of termination of employment (but not after expiration of the applicable option term). The exercise price of the options may be paid in cash, with previously-owned shares of common stock of the Company (which, if acquired from the Company or an affiliate, shall have been held by Executive for at least six months), or pursuant to a “cashless exercise” through a broker-dealer.  The Company shall use its reasonable efforts to cause all shares of common stock issued upon the exercise of the options to be registered or qualified under all applicable securities laws so that all such shares shall be unrestricted and freely transferable.  The other terms of the options shall be no less advantageous to Executive than currently in place for executive employees generally.

Executive acknowledges that any additional option grants to Executive shall be at the sole discretion of the Board or Committee as defined in the Stock Option Plan, as it may be amended from time to time, or any successor plan, and shall be governed by the terms of the applicable plan and option agreement.

3.4           Employee Benefits.  Except as otherwise provided in this Agreement, during the Employment Period Executive shall be entitled to participate in the Company’s employee benefit plans generally available to regular, full-time salaried employees of the Company and any nonqualified deferred compensation plans generally available to executives and officers of the Company (such benefits being hereinafter referred to as the “Employee Benefits”).  As a supplement to the standard benefits package, Media Arts Group, Inc. will pay the employee portion of the Executive’s benefit contribution for whatever coverage (including family coverage) that he elects under the Company’s Employee Benefit plans.  Executive’s participation in the Employee Benefits shall be subject to the terms and conditions of the Employee Benefits including, without limitation, the Company’s right to amend or terminate the Employee Benefits at any time and without notice to participants. Company will pay for reasonable and appropriate club memberships for Executive, including Executive’s participation in YPO (up to two meetings per year) and a membership in a country club in California.

3.5           Employee Art Purchase and Art Bonus Credit Program Enhancement.  During the Employment Period, the Company will provide Executive with an enhancement of the Employee Art Purchase and Art Bonus Credit Program (the “Art Program”) as follows: Executive shall be entitled to receive, on each of the three anniversaries of the Start Date in the term of this Agreement, provided he is actively employed on that anniversary date, ten (10) lithographs of such selection as permitted within and under the terms of the Art Program, at no cost to Executive; and (b) Executive shall receive ten thousand (10,000) Art Bonus Credits upon execution of this Agreement by both parties, subject to use as permitted within and under the terms of the Art Program.

3.6           Automobile Expense Reimbursement.  The Company shall provide the Executive with a Company Automobile, or pay Executive an automobile allowance of $1000.00 per month for the Employment Period, and Executive agrees that such allowance shall reimburse him for all costs of owning and operating said vehicle, including insurance, with the exception of mileage.

3.7           Flexible Time Off/Vacation.  Executive shall be entitled to FTO accrued at the rate applicable to executives of the Company (provided that such rate shall be at least 16.66 hours per month), to be used in accordance with the FTO policy applicable to executives of the Company as in effect from time to time.  Executive agrees to advise the Board of Directors of his anticipated vacation dates within a reasonable period, and such vacation dates shall be subject to approval by the Board of Directors.

3.8           Cellular Telephone.  The Company agrees to provide Executive with a cellular telephone of the Company’s selection, and to pay normal and customary expenses for the business use of the telephone during the Employment Period.

3.9           Life Insurance Enhancement.  The Company will provide Executive with an enhancement of the group term life insurance and supplemental group term life insurance plans generally made available to Company employees as follows:  The Company agrees to pay the premiums for an individual term life insurance policy for Executive, with a death benefit of one million dollars ($1,000,000), during the Employment Period.  Executive understands and agrees that, at the end of the Employment Period, the Company’s obligation to pay premiums for this term life policy shall cease; that he may elect, subject to the terms of the policy, to assume responsibility for such premiums in the event he desires to continue that term life coverage; and that, if he does not assume payment of said premiums, his term life insurance will cease as of the Completion Date.

3.10         Expense Reimbursement.  During the Employment Period, the Company shall reimburse Executive, in accordance with the Company’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

3.11         Living Expenses. The Company agrees to pay Executive’s travel, meals and lodging expenses, as needed per week during which Executive is travelling to and physically located and working at the Company’s offices in Morgan Hill, for up to twelve months following the Start Date.  The living expense reimbursements will be grossed up to cover any related taxes if such payments are deemed taxable income to the Executive.

3.12         Relocation.  Executive intends to relocate to the Morgan Hill/Bay Area not later than twelve months after the Start Date, and shall use his reasonable best efforts to complete his relocation within such period.  The Company will reimburse Executive for the standard and reasonable costs of relocating Executive and his family to the Morgan Hill/Bay Area.  This will include the transportation of household goods, standard fees and commissions related to the sale of Executive’s current home (up to 6%) and the reasonable closing costs associated with the purchase of a new home.  The relocation expense reimbursements will be grossed up to cover any related taxes.

4.             Termination.

4.1           Death.  Upon the death of Executive, this Agreement shall automatically terminate and all rights of Executive and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except as provided in Section 5.2 hereof.

4.2           Disability.  The Company may, in its sole discretion, terminate this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for a continuous period of 30 days or any 60 days within any twelve-month period.  Upon such termination, all obligations of the Company hereunder shall cease, except as provided in Section 5.2 hereof.  In the event of any dispute regarding the existence of Executive’s incapacity hereunder, the matter shall be resolved by the determination of a physician to be selected by the Executive.  Executive agrees that he will submit to appropriate medical examinations for purposes of such determination.  During the Employment Period, the Company will reimburse Executive’s premium cost (up to $10,000 per year) for his existing disability insurance policy. In addition, the Company will provide Executive with disability insurance coverage under the Company’s disability insurance plans and policies generally applicable to executives and officers of the Company.

4.3           Termination by the Company.

4.3.1        The Company may terminate Executive’s employment hereunder at any time, whether or not for Cause.  Any termination for Cause shall be authorized by the Board of Directors.  Executive shall be given written notice by the Company of the intention to terminate his employment hereunder for Cause (a “Cause Notice”).  Each Cause Notice shall state the particular action(s) or inaction(s) giving rise to termination for Cause.  If the basis for such termination is one that is capable of being cured, Executive shall have thirty (30) days after receipt of the Cause Notice to cure the particular action(s) or inaction(s). If Executive effects a cure to the satisfaction of the Board of Directors, exercised in their good faith reasonable business judgment, the Board of Directors shall provide written notice of the rescission of the Cause Notice, and it shall be of no further force or effect. If the basis for termination is not one that is capable of being cured, the Cause Notice shall serve as the Notice of Termination and the date thirty-one (31) calendar days after the date of the Cause Notice shall be the Completion Date for all other purposes of this Agreement.

4.3.2        “Cause” shall mean any one or more of the following:

4.3.2.1     any willful and material failure or refusal by Executive to perform his duties under this Agreement (other than by reason of Executive’s death or disability); excluding, however, any failure by Executive to perform any specific duties because such performance is subject to the existence of or satisfaction of conditions, or the occurrence of events, that are not within Executive’s control;

4.3.2.2     any intentional act of fraud or embezzlement by Executive in connection with his duties hereunder or in the course of his employment hereunder, or the admission or conviction of, or entering of a plea of nolo contendere by, Executive of any felony or any lesser crime involving moral turpitude, fraud, embezzlement or theft;

4.3.2.3     any gross negligence or willful misconduct of Executive resulting, in the good faith determination of the Board of Directors, in a significant loss to the Company or any of their subsidiaries, or in damage to the reputation of the Company or any of their subsidiaries; and/or

4.3.2.4     any material breach by Executive of any of his covenants contained in this Agreement.

4.4           Termination by Executive.

4.4.1        Executive shall be entitled to terminate his employment hereunder for Good Reason or otherwise.  “Good Reason” shall mean any one or more of the following:

4.4.1.1     any failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within thirty (30) days after receipt by the Company of notice from Executive of such noncompliance; or

4.4.1.2     the assignment to Executive by the Company of a significant amount of duties inconsistent in a material respect with Executive’s position (including titles and reporting responsibilities), authority, duties or responsibilities or any other action which results in a significant and material diminution in such position, authority, duties or responsibilities, unless remedied by the Company within thirty (30) days after receipt of notice thereof given by Executive; or

4.4.1.3     any failure or refusal of a successor to the Company or the purchaser of all, or substantially all, of the assets of the Company to assume the Company’s obligations under this Agreement; or

4.4.1.4     any Change of Control, as defined below.

4.4.2        “Change of Control” shall mean (i) the disposition by the Company or its subsidiaries of all or substantially all of its assets, in contemplation of the distribution of the net proceeds of such sale to the Company’s stockholders; or (ii) a merger or consolidation in which the shares of Common Stock are converted into securities of another entity and/or the right to receive cash or other property and as a result of which the stockholders of the Company immediately prior to such transaction own less than 50% of the surviving entity; or (iii) the Company ceasing to be a corporation whose stock is publicly traded; or (iv) an event after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-j of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities; provided, that, this subparagraph (iv) shall not apply to ownership by (x) any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or (y) ownership by any corporation or entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

4.5           Notice of Termination.  Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof.  “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

4.6           Completion Date.  “Completion Date” shall mean (i) if Executive’s employment is terminated because of death, the date of Executive’s death; (ii) if Executive’s employment is terminated for disability, the date of such notice to Executive pursuant to Section 4.2 herein; (iii) if Executive’s employment is terminated for Cause pursuant to Section 4.3.1 and 4.3.2, or for Good Reason pursuant to Section 4.4.1 hereof, or for any other reason other than death or disability, the date specified in the Notice of Termination; and (iv) if the parties have not mutually agreed to engage in good faith negotiations as provided hereinafter in Section 5.1, and no other termination of the Agreement occurs prior to the expiration of the Contract Term, January 14, 2005.

5.             Compensation Upon Termination.

5.1           Extension of Agreement.  No less than ninety (90) days prior to January 14, 2005, the Company shall give notice to Executive if it is interested in extending or renewing the Agreement or entering into a successor agreement for Executive’s services.  The parties hereby agree that, if both parties are interested in extending or renewing the Agreement or entering into a successor agreement for Executive’s services, they will engage in good faith negotiation of such terms.  In the event one or both party(ies) is not interested in extending or renewing the Agreement or entering into a successor agreement for Executive’s services, Executive agrees that he will nonetheless complete the Contract Term to the best of his abilities and will be entitled to all of and only the compensation provided for in this Agreement and additional compensation and/or benefits, if any, in accordance with the terms of the plans and programs of the Company then in effect.

If the contract is not renewed at the end of the three-year term, Executive will receive a lump sum severance payment as soon as practicable following the termination of employment equal to one year of Base Salary, plus continued participation for Executive (and his family) for a period of one year in the Company’s welfare benefit plans, including without limitation medical, dental, vision, life insurance, and disability insurance plans (provided, however, that if Executive is not entitled to continue to participate in such plans under applicable law or plan terms, the Company shall reimburse Executive for the cost of obtaining such coverage for Executive (including his family)). In the event of a Change of Control prior to the Completion Date, the Contract Term will automatically renew for a new three year period effective on the Change of Control date.  In the event the Contract Term is extended pursuant to this provision, all terms and conditions of this Agreement (other than the provision for automatic three-year renewal effective on a subsequent Change of Control) will remain in full force and effect for the additional three-year period; provided, however, that no additional stock options will be granted unless determined by the Board of the Directors at their sole and absolute discretion.

5.2           Death/Disability/Non-Good Reason/Cause Termination Payment.  If Executive’s employment is terminated prior to the end of the Contract Term (i) by reason of Executive’s death or disability,  (ii) by Executive for other than Good Reason, or (iii) by the Company for Cause, Executive shall be entitled to receive only any Base Salary accrued for the time period up to the Completion Date and not previously paid.  Executive’s participation in the Art Program, FTO accrual, life insurance, reimbursement for automobile expense, cellular telephone expense, living expense (if still in effect), and business expenses described in Sections 3.5 through and including 3.11 shall cease on and/or be paid on a pro rata basis, as applicable, through the Completion Date (and Executive shall be promptly paid for accrued but unreimbursed expenses). Executive’s participation in and rights and obligations under Employee Benefits pursuant to Section 3.4 shall be governed by the terms of the plans and programs of the Company then in effect; and Executive’s rights and obligations under any incentive stock option agreement and/or non-qualified stock option agreement to which he is a party, including the agreements listed in Sections 3.2 and 3.3, shall be governed by the terms and conditions of the applicable option agreement and the terms of the Stock Option Plan then in effect.  In addition, if Executive’s employment is terminated prior to the end of the Contract Term by reason of Executive’s death or disability, Executive shall be entitled to receive a prorated portion of 100% of his targeted bonus for that year in a lump sum as soon as practicable following the termination of employment.

5.3           Non-Cause/Good Reason Termination Payment.  If Executive’s employment is terminated prior to the end of the Contract Term by the Company for other than Cause, or by Executive for Good Reason (other than pursuant to Section 4.4.1.4), then Executive shall be entitled to receive a lump sum severance payment as soon as practicable following the termination of employment equal to the amount of Base Salary otherwise payable through the remainder of the Contract Term but not less than one year Base Salary. If Executive’s employment is terminated prior to the end of the Contract Term by Executive for Good Reason pursuant to Section 4.4.1.4, then Executive shall be entitled to receive a lump sum severance payment as soon as practicable following the termination of employment equal to one year Base Salary.  In addition, Executive shall be entitled to receive the prorated portion of 100% of targeted bonus for the year of termination (payable in one lump sum as soon as practicable following the termination of employment), plus continued participation for Executive (and his family) for one year in the Company’s welfare benefit plans, including without limitation medical, dental, vision, life insurance, and disability insurance plans (provided, however, that if Executive is not entitled to continue to participate in such plans under applicable law or plan terms, the Company shall reimburse Executive for the cost of obtaining such coverage for Executive (including his family)). Executive’s participation in the Art Program, FTO accrual, life insurance, reimbursement for automobile expense, cellular telephone expense, living expense (if still in effect), and business expenses described in Sections 3.5 through and including 3.11 shall cease on and/or be paid on a pro rata basis, as applicable, through the Completion Date (and Executive shall be promptly paid for accrued but unreimbursed expenses); Executive’s participation in and rights and obligations under Employee Benefits pursuant to Section 3.4 shall be governed by the terms of the plans and programs of the Company then in effect; and Executive’s rights and obligations under any incentive stock option agreement and/or non-qualified stock option agreement to which he is a party, shall be governed by the terms and conditions of the applicable option agreement and the terms of the Stock Option Plan then in effect.

5.4           Outplacement Assistance.  Following a termination of Executive’s employment, Executive shall be reimbursed by the Company for the costs of outplacement services appropriate to the level of Executive’s position, up to $10,000, at a firm selected by Executive.

6.             Arbitration.  Any dispute or controversy between the Company and Executive, whether arising out of or relating to this Agreement, Executive’s employment with the Company, the termination of such employment, or otherwise, shall be submitted to binding arbitration before a single arbitrator as set forth in Appendix A attached hereto and incorporated herein in its entirety.  This provision expressly waives all rights to a civil court action before a judge or jury for disputes between Executive and the Company.

7.             Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section:

If to the Company, to:

Media Arts Group, Inc.

900 Lightpost Way

Morgan Hill, CA 95037

Attn: Board of Directors

Facsimile: (408) 201-5082

If to Executive, to:

5835 De Clair Court

Atlanta, GA  30328

8.             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.             Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof except as expressly provided and incorporated herein, and supersedes and replaces all prior negotiations, understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

10.           Successors and Assigns.  This Agreement is personal to Executive and shall not be assignable by Executive.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; the Company may assign this Agreement or any interest herein, by operation of law or otherwise, to (a) any successor to all or substantially all of its equity ownership interests, assets or business by dissolution, merger, consolidation, transfer of assets, or otherwise; or (b) with the consent of Executive, any direct or indirect subsidiary of the Company or of any successor referred to in (a) hereof.  Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

11.           Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of California without regard to principles of conflict of laws.

12.           Amendment and Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.  No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

13.           Modification.  Except as otherwise provided pursuant to Section 5.1, this Agreement may not be extended, renewed, amended or modified other than by a written agreement executed by Executive and the Company, and approved by the Board.

14.           Construction.  Each party has cooperated in drafting and preparation of this Agreement.  Hence, the usual rule of construction, that ambiguities shall be construed against the drafter, shall have no force or effect in interpreting this Agreement.

15.           Confidential Information.  Executive agrees that all styles, designs, customer lists, files, reports, correspondence, records, financial data of any kind and all other confidential documents, regardless of form or medium, (i) developed by Executive, (ii) received by Executive from or on behalf of the Company, or (iii) to which Executive is given access, in the course of Executive’s services hereunder (the “Confidential Information”) shall remain the sole and exclusive property of the Company. “Confidential Information” shall not include any item or information that is known to the public or that becomes known publicly, after the date of this Agreement, through legitimate means. Executive shall keep the Confidential Information strictly confidential and shall not sell, trade, publish or otherwise disclose it to anyone in any manner whatsoever including, without limitation, by means of photocopy, reproduction or electronic media.  Executive agrees that he shall use the Confidential Information only for the purpose of providing his services under this Agreement.  In the event Executive is requested or required to disclose any Confidential Information pursuant to a subpoena in the course of a civil or criminal action, Executive shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order to prevent such disclosure (but in the absence of any order, Executive may comply with the subpoena).  Executive expressly agrees that, upon termination of his employment, Executive will return all Confidential Information to the Company.  The parties expressly agree that this provision shall continue after and survive the expiration or termination of this Agreement indefinitely.

16.           Nonsolicitation.  Executive agrees that, for a period of one (1) year following the Completion Date, he will not, without the prior written consent of the Board, directly or indirectly solicit, induce, or attempt to solicit or induce any “Company Person” (defined hereinafter) to terminate his/her employment or other relationship with the Company or any of its subsidiaries, affiliates, successors or assigns for the purpose of associating with any entity engaged in the business of the Company; or otherwise encourage any Company Person to terminate his/her employment or other relationship with the Company or any of its subsidiaries, affiliates, successors or assigns for any other purpose or no purpose.  As used herein, “Company Person” is defined as a person known to Executive to be a partner, principal, member, employee, officer, director  of the Company, its parent and/or subsidiary corporations, or their affiliates, successors or assigns.  Executive further agrees  that, for a period of one year following the Completion Date, he will not, without the prior written consent of the Board, directly or indirectly use any Company trade secret, Confidential Information, proprietary information, knowledge or data to solicit, induce, or attempt to solicit or induce any person, firms, corporations or entities which were the Company’s customers during the time of his employment with the Company to enter into business arrangements with him or any entity or person with whom he is employed or otherwise affiliated with respect to products or services competitive with those offered or proposed to be offered by the Company on the Completion Date.

17.           Nondisparagement.  Executive agrees that he will not, at any time in the future, disparage or discredit the Company, or Thomas Kinkade, in any  communication, and the Company agrees that it will not, at any time in the future, disparage or discredit Executive in any private communication. Any public communication shall be governed by Securities Exchange Commission rules and regulations and applicable law.

18.           Executive Representations.  Executive represents and warrants that he is not under contract of any kind with any entity or business that would prohibit or restrict him from entering into this Agreement.  Executive further warrants, represents and agrees that he neither has nor will enter into any agreement or other obligation while this Agreement is in effect that might conflict or interfere with the operation of this Agreement or his obligations hereunder.

19.           Legal Representation.  The parties understand that this is a legally binding contract and acknowledge and agree that they have had a reasonable opportunity to consult with legal counsel of their choice prior to execution.

20.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same original instrument.

21.           Indemnification.  Executive agrees that he will indemnify the Company for the costs of defense and any liability that results from his improper conduct as an employee and/or officer including, but not limited to, all conduct outside the course and scope of employment.  The Company agrees that it will indemnify Executive, both during and after the Employment Period, for all actions taken in the course and scope of Executive’s duties under the Agreement, including as a director, to the fullest extent permitted under Delaware Corporation Law, including an undertaking to advance litigation expenses; provided, however, that if the Company’s Certificate of Incorporation and By-Laws impose a lower limit on indemnification, then such documents will control, except to the extent such limit is lower than that imposed under the Company’s current Certificate of Incorporation and By-Laws.  The Company agrees to maintain adequate Directors and Officers Liability Insurance naming Executive as insured, covering claims made with respect to occurrences during the Employment Period and having coverage and policy limits no less favorable to directors and officers than those in effect at the Start Date.

22.           Legal Fees.  Company will reimburse Executive for reasonable legal fees incurred by Executive in the negotiation and execution of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

MEDIA ARTS GROUP, INC.

Dated:	1/25/02	By:	/s/ Anthony D. Thomopoulos
Anthony D. Thomopoulos
Chairman of the Board and Interim CEO

Dated:	4/5/02	By:	/s/ Ron D. Ford
Ron D. Ford

APPENDIX A

AGREEMENT TO ARBITRATE

Executive understands and agrees that any dispute arising out of his employment with the Company will be governed by Federal Arbitration Act, 9 U.S.C. §1 et seq., and resolved by a neutral arbitrator in a binding arbitration administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes (“National Rules”), such arbitration to take place within 50 miles of the Company’s offices.

Executive further understands and agrees that this agreement to arbitrate applies to any claims or disputes Executive may have against the Company (including its shareholders, officers, directors, employees, agents, attorneys, affiliates or benefit plans), and it also applies to any claims or disputes that the Company may have against Executive.  Executive understands and agrees that it applies to all statutory claims, except claims filed under workers’ compensation and unemployment insurance statutes and administrative charges filed under the National Labor Relations Act.  Executive understands and agrees that it is not intended to supersede any binding arbitration provision that may exist in an ERISA benefit plan.  Further, Executive understands and agrees that preliminary injunctive relief and other provisional remedies in aid of arbitration may be sought by either Executive or the Company in a court under applicable state laws.

Executive and the Company will jointly select the neutral arbitrator in the manner provided in the National Rules.  The arbitrator’s award will be provided in writing, as required by the National Rules.  Discovery will be permitted prior to the arbitration hearing in the nature and manner as the arbitrator considers necessary to obtain a full and fair exploration of the issues in dispute, pursuant to the National Rules.

Executive understands and agrees that if the Company or Executive files a claim under this arbitration agreement regarding a violation of the Agreement, Executive and the Company shall share equally in the fees and costs associated therewith, including the AAA’s administrative fees for such disputes, and the fees and expenses of the arbitrator.  Executive expressly acknowledges and agrees that this arbitration agreement was freely negotiated and the parties agreed to the cost provisions contained herein with the specific intent of limiting meritless claims.  Each party shall bear its own fees and costs; provided, however, that the prevailing party shall be entitled to recover said fees and costs, including attorneys’ fees, incurred as a result of the arbitration.

Executive understands and agrees that if the Executive files a claim under this arbitration provision other than for a violation of this Agreement, Executive will pay part of the AAA’s filing fee for disputes arising under employer-promulgated plans, in the same amount that Executive would be required to pay to file a lawsuit in state court.  Under these circumstances, Employer will pay the remaining part of the filing fee, the AAA’s administrative fees for such disputes, and the fees and expenses of the arbitrator, and it will provide the hearing facilities.  Employer acknowledge that the Company’s payment of such fees shall in no way affect the neutrality of the arbitrator, and will stipulate to same prior to the commencement of the arbitration.

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Executive understands that a claim under this arbitration provision must be filed with the AAA within the time limit established by the applicable statute of limitations.  Executive understands and agrees that any claim not filed within the applicable time limit will be waived.

Executive understands that this arbitration provision and requirement that arbitration be used instead of a court as the forum in which to resolve employment disputes does not limit any of Executive’s statutory rights or remedies, except the right to file a lawsuit in court, or receive a remedy arising in any lawsuit in court.

Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive.

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BONUS CALCULATION

(Section 3.2)

Each fiscal year, management shall prepare a Budget for the following fiscal year; provided that for the fiscal year ending December 31, 2002, the Budget shall be prepared in the beginning of such fiscal year.  The Budget shall contain a “Base Plan,” “Target Plan” and “Superior Plan.”

To calculate the Bonus to be paid to Executive for any period, the following calculations shall be made.

Step 1:  Determine the “Revenue Bonus Payment” as follows.  If revenue for the period equals the Base Plan revenue, the “Revenue Component” shall be 50% of Base Salary.  If revenue for the period equals Target Plan revenue, the Revenue Component shall be 100% of Base Salary.  If revenue for the period is between Base Salary and Target revenue, the Revenue Component shall be the Interpolated Percentage multiplied by Base Salary.  The “Interpolated Percentage” is the percentage determined by interpolation based on the scale set forth above.  If revenue for the period is less than Base Plan revenue, the Revenue Component shall be $0. Calculate the “Revenue Bonus Payment” by multiplying the Revenue Component by 37.5%.

Step 2:  Determine the “Income Bonus Payment” as follows.  If income for the period equals the Base Plan income, the “Income Component” shall be 50% of Base Salary.  If income for the period equals Target Plan income, the Income Component shall be 100% of Base Salary. If income for the period is between Base Salary and Target Plan income, the Income Component shall be the Interpolated Percentage multiplied by Base Salary.  If income for the period is less than Base Plan income, the Income Component shall be $0.  As used in this calculation, “income” is the Company’s operating profit excluding non-recurring charges. Calculate the “Income Bonus Payment” by multiplying the Income Component by 37.5%.

Step 3:  Determine the “Performance Bonus Payment” as follows.  The Board of Directors or the Compensation Committee of the Board of Directors shall determine the “Performance Bonus Component,” which shall be determined based on Executive’s overall performance during the period.  The Performance Bonus Component may range from 0% to 100% of Base Salary.  It is expected that if Executive’s overall performance for the period is generally satisfactory, the Performance Bonus Component shall be equal to 100% of Base Salary.  Calculate the “Performance Bonus Payment” by multiplying the Performance Bonus Component by 25%.

Step 4:  The total Bonus payable to Executive for the period shall be the sum of the Revenue Bonus Payment and the Income Bonus Payment and the Performance Bonus Payment and shall be paid in cash

Step 5:  The Company shall not pay less than the Bonus payment as calculated above.  Notwithstanding the calculation set forth above, the Board of Directors or the Compensation

Committee of the Board of Directors may pay any additional bonus payment to Executive, including up to 50% of base salary in company stock based on their sole discretion.

Note 1:  The incentive compensation plan described above provides compensation to which employee is entitled, if earned, and is not a limitation on the board to further reward employee in its sole discretion.

Note 2:  The incentive compensation plan described above does not contemplate stock options, stock grants or other equity compensation that may be awarded by the board in its sole discretion.